SUBSCRIPTION AGREEMENT

Voice Life, Inc.

c/o Robert Smith

7071Warner Ave. Suite 460

Huntington Beach, CA 92647

Gentlemen:

1.      The undersigned, desiring to invest in Voice Life, Inc., a Nevada corporation (the “Company”), hereby subscribes for the following securities of the Company:

____________________________________ shares of common stock of the Company (the “Shares”), par value $0.0001, issued in consideration for the sum of __________________________________________ (number of shares times $0.55).

2. The subscription amount tendered by the undersigned will be deposited by the Company in its regular bank account when received, and may be used immediately by the Company pursuant to the terms of this Subscription Agreement. No trust, escrow, or similar account will be established pending the sale of the Shares. There is no minimum number of Shares the Company must sell. No funds will be returned regardless of how many or how few Shares are sold.

3. The Company will utilize the subscription funds received from this offering in accordance with the use of proceeds described in the Company’s Registration Statement on Form S-1 provided to the undersigned by the Company in connection with this Offering.

The Undersigned acknowledges and agrees that this subscription may be rejected by the Company in its sole discretion. Except as provided under applicable securities laws, this subscription is and shall be irrevocable except that (i) the undersigned’s execution and delivery of this Subscription Agreement will not constitute an agreement between the Company and the undersigned until this Subscription Agreement is accepted on behalf of the Company and, if not so accepted, the undersigned’s subscription and obligations hereunder will terminate and (ii) the undersigned can, at any time prior to acceptance of this Subscription Agreement, request in writing that the undersigned be released from the obligations hereunder (and the Company may, but need not, in its discretion, elect to release the undersigned from the subscription and from such obligations).

IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement.

By:
Date:
Address:

AGREED TO AND ACCEPTED BY:

VOICE LIFE, INC.

as of the ______ day of ____________________

By: ________________________________

Its: ______________

1

Please provide the the below with your subscription agreement.

Name of Purchaser:

City and Country of Residence:

Citizenship of Purchaser:

Purchaser’s Telephone Number:

Purchaser’s Facsimile Number:

Date of Subscription:

Number of Units Subscribed For:

A government issued form of picture identification (passport, preferably) and proof of current address.